                                                      File No. 333-37100



      As filed with the Securities and Exchange Commission on July 6, 2000.


================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT No. 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            HMG WORLDWIDE CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                         13-3402432
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                      Identification Number)

                                475 TENTH AVENUE
                            NEW YORK, NEW YORK 10018
                                 (212) 736-2300
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             ROBERT V. CUDDIHY, JR.
                             Chief Financial Officer
                                475 Tenth Avenue
                            New York, New York 10018
                                 (212) 736-2300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             HERBERT F. KOZLOV, ESQ.
                        PARKER DURYEE ROSOFF & HAFT, P.C.
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------
                                                                 Proposed
                                         Proposed                maximum
Title of securities    Amount to         maximum offering        aggregate           Amount of
to be registered       be registered     price Per Share         offering price      registration fee
------------------------------------------------------------------------------------------------------
Common Stock,            453,750            $3.84375 (1)          $1,744,101.56(1)     $ 460.44(3)
$0.01 par value

Common Stock,          2,141,250            $2.96875 (2)          $6,356,835.94(2)    $1,678.20(4)
$0.01 par value
------------------------------------------------------------------------------------------------------
      Totals:          2,595,000                 --               $8,100,937.50       $2,138.64

======================================================================================================


     (1) Estimated solely for the purpose of calculating the registration fee, as determined in accordance with Rules 457(c) and 457(h), using the average of the high and low sales prices per share of HMG's common stock as reported on the NASDAQ Small Cap Market on May 10, 2000.


     (2) Estimated solely for the purpose of calculating the registration fee, as determined in accordance with Rules 457(c) and 457(h), using the average of the high and low sales prices per share of HMG's common stock as reported on the NASDAQ Small Cap Market on June 20, 2000.

     (3) This part of the registration fee was paid with the original filing of this Form S-3 on May 15, 2000.

     (4) This part of the registration fee was paid with the filing of Amendment No. 1 to this Form S-3 on June 27, 2000.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS


                       SUBJECT TO COMPLETION, JULY 6, 2000

                                2,595,000 Shares


                            HMG WORLDWIDE CORPORATION
                     Common Stock, par value $.01 per share


     This prospectus relates to 2,595,000 shares of the common stock, par value $.01 per share, of HMG Worldwide Corporation ("HMG" or "we"). The shares of common stock being offered by the selling stockholder may be acquired by the selling stockholder upon conversion of convertible notes held by it. HMG will not receive any proceeds from the conversion of shares of the convertible notes into shares of common stock or from the sale of shares of common stock by the selling stockholder.


                             ----------------------

     These securities involve a high degree of risk. See "Risk Factors."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares of common stock being offered by the selling stockholder have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus.


HMG's common stock is listed for trading on The NASDAQ SmallCap Market under the symbol "HMGC." On July 3, 2000, the closing bid price of HMG's common stock, as reported by The NASDAQ SmallCap Market, was $4 7/16 per share.


HMG's executive offices are located at 475 Tenth Avenue, New York, New York 10018. Its telephone number is 212-736-2300.


                  The date of this prospectus is July 6, 2000.


     [The following language is located on the left margin of the first page of preliminary prospectus.]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and HMG is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


RISK FACTORS................................................................3

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS......................7

USE OF PROCEEDS.............................................................7

SELLING STOCKHOLDER.........................................................7

PLAN OF DISTRIBUTION........................................................9

LEGAL MATTERS..............................................................11

EXPERTS....................................................................11

ADDITIONAL INFORMATION ABOUT HMG...........................................12

DOCUMENTS INCORPORATED BY REFERENCE........................................12


No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus or incorporated by reference to this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by HMG. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus at any time does not imply that the information contained in this prospectus is correct as of any time subsequent to its date.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information included in this prospectus, including the financial statements and related notes, before you decide whether to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would be likely to materially suffer and would raise doubt whether we could proceed with our current business plan. In that event, you could lose all or a part of your investment.

     It is especially important to keep these risk factors in mind when you read forward-looking statements of the type described below in the section entitled "Cautionary Notice Regarding Forward-Looking Statements."

We lost money in the last fiscal year and could lose money in the future.

     We lost $31,000 during the 1999 fiscal year. Management believes that this loss was due to a number of unique factors that are not expected to recur. For example, our selling, general and administrative expenses have increased as a result of the consolidation of our manufacturing facilities and costs associated with the integration of our most recent acquisitions. Nevertheless, we cannot assure you that we will be profitable in 2000.

We are integrating a significant new strategic component into our business plan.


     We plan to expand our business by integrating an Internet services strategy. Our new strategy is intended to leverage our significant experience in point-of-sale marketing by using the Internet as a new medium to help our clients reach their customers with marketing and branding messages. However, our senior management has almost no operating history in an Internet or web-consulting business. We can offer you no assurance that we will be able to effectuate our new business plan successfully, that revenue growth will occur once the plan is enacted, that any of our Internet subsidiaries will be profitable at any time in the future or that, once they have achieved profitability, they will be able to sustain it.


If we fail to meet our clients' expectations for on-line services, we could damage our overall reputation.


     Our senior management has almost no experience in delivering web-consulting services. As we begin to provide Internet-based services for our existing clients, we might not be able to provide the same quality of results that we have delivered to our clients within our in-store marketing and merchandising business. Accordingly, these clients may perceive any shortcoming in our Internet businesses as an overall deterioration in the quality of our other services. If this happens, we could damage our relationship with that client and possibly lose business.


If we lose the services of our chairman, Michael Wahl, our chief executive officer, Andrew Wahl, or other key personnel, our business and stock price could suffer.


     Our future success depends in large part on the continued services of a number of our key personnel, including our chairman, Michael Wahl and our chief executive officer, Andrew Wahl. Decision-making personnel at many of our clients have established personal relationships with Michael Wahl, who has been with HMG for over 25 years and Andrew Wahl who has been a part of HMG for almost 20 years. Michael Wahl relinquished the title of chief executive officer to Andrew Wahl in February 2000. We expect that Michael Wahl will help Andrew Wahl in continuing these relationships. Although Michael Wahl has an employment agreement with us, we currently have no employment contract with Andrew Wahl or any of our other key personnel. We also have no key-man insurance on any of our personnel. The loss of the services of Michael Wahl, Andrew Wahl or any of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. All of our key personnel are covered by non-competition clauses in various agreements they have entered into with us, but there can be no assurance that these clauses would be enforceable. If one or more of our key personnel resigned and were not prevented from joining a competitor or forming a competing company, we might lose existing or potential clients.


Future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.


     We have made three acquisitions since August 1998. Management's attention may be diverted from operations towards identifying potential acquisitions and negotiating and consummating them. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do acquire a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share in HMG could be reduced.


The market price of our stock may fluctuate widely.


     The market price of our common stock ranged between $2.50 and $9.13 since January 1, 2000. It could also fluctuate substantially due to

          -    future announcements concerning us or our competitors;

          -    quarterly fluctuations in our operating results;

          -    announcements of acquisitions or technological innovations; or

          -    changes in earnings estimates or recommendations by analysts.

In addition, as our Internet-related business becomes more important as a percentage of revenues, we may be perceived as a technology-oriented company. The stock prices of many technology companies fluctuate widely for reasons that may be unrelated to their operating results. Also, the stock prices of technology companies have been more volatile than the stock prices of companies in other industries, particularly in 2000. If investors begin to perceive our stock more as an "emerging growth" stock than as a "value" stock, you should expect increased volatility as a result. Fluctuations in our common stock's market price may affect our ability to raise capital.


Stock ownership of our officers and directors upon completion of this offering could delay or prevent stockholder actions.


     Our officers, directors and other principal stockholders beneficially own 33.8% of our outstanding common stock. While no individual will be a beneficial owner of a majority of the outstanding shares of our common stock, these stockholders, if they act together, may be able to control decisions on corporate matters, including election of directors, increases in our authorized capital stock, dissolution and merger or sale of assets, and they will be able generally to direct our affairs. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of HMG and make transactions that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of common stock more difficult or impossible.


We may not be able to hire, train, motivate, retain and manage professional staff.

     To succeed, we must hire, train, motivate, retain and manage highly-skilled employees. Competition for skilled employees who can perform the services we offer is intense. We might not be able to hire enough of them or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects and bid for new projects. Hiring, training, motivating, retaining and managing employees with the skills we need is time-consuming and expensive.

Most of our customers are in the retail or consumer-products businesses and may be affected simultaneously by the same economic factors.

     In the past, spending by any single customer has not had a significant effect on our results of operations in any year. This diversification has helped, to a significant extent, insulate our results from fluctuations in the performance of individual clients. However, this diversity does not protect us from fluctuations in the overall economy, because most of our clients are in the retail and consumer-products businesses. These companies tend to all be influenced at the same time by similar economic factors, for example, consumer spending. In the event of a decline or projected decline in consumer spending, the management of our clients may choose to cut back on spending for our products. It is reasonable to expect that, if one customer reduces its spending in response to a major economic factor, other customers will also decide to reduce their spending at approximately the same time.

Our quarterly operating results may fluctuate, so the results of one quarter are not necessarily indicative of results in the succeeding quarter.

     Because most of our customers are in the retail or consumer-products businesses and can be affected simultaneously by the same economic factors, our operating results can vary significantly from one quarter to the next. Our customers' spending tends to cluster in some periods, although these periods are not the same in each year. Therefore you should not expect that our results for any one quarter can be predictive of our performance in the next succeeding quarter. Likewise, you should not use the results for any particular quarter to predict our performance in the similar period in any future year.


Our HMGe subsidiary faces intense competition and may be unable to compete successfully.

The market for Internet professional services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. We believe that we must move quickly to integrate HMGe and its current components, Ego Media, Zeffstyle and Zeff Consulting, with our traditional core business. If we fail to do so, competitors may copy our business strategy or take other steps to prevent us from achieving our goals.

Many of our competitors in the Internet professional-services market have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition, and a larger installed base of Internet customers than we have. We believe, given our well-established relationships with our current and potential customers and extensive knowledge of our core industry, we are capable of offering consistent in-store and online services that are beyond the scope of our current competitors. However, it is possible that competitors of our core in-store business may someday form alliances with competitors of our Internet professional-services business or otherwise acquire or develop capabilities to offer services that resemble ours. If that happens, the joint competitor may be able to respond more quickly to new or emerging technologies or devote greater resources to the development, promotion and sale of their services in the areas where we hope to expand and our business may not grow as we expect.

HMG experiences temporary liquidity problems from time to time, which may cause revenues and profits to be lower during those periods.

Our working capital needs continue to expand as a result of increases in our sales directly to retailers. To sell to retailers, we must maintain a substantial investment in inventory to manage new merchandising programs and to support existing merchandising programs, new store openings and remodeling activities engaged by the retailer. From time to time, we have experienced temporary liquidity problems due to the timing of cash flows while we are in production and building inventory. Additionally, working capital was used to achieve our recently completed capital expenditure program. Furthermore, as we expand HMGe, our Internet and e-commerce subsidiary, we will have to support its cash flows through our existing credit facilities and other potential resources. When these liquidity problems occur, we may have to postpone undertaking profitable projects for our customers or delay delivery of projects that have not been completed. Because we get paid by our customers upon delivery of products, it may take longer for us to realize revenues during those periods.


Future sales of our common stock in the public market could lower our stock price and impair our ability to raise funds in new stock offerings.


     HMG grants options to motivate its employees and the cash we receive from the exercise of these options provides funding for our future growth. On the date of this prospectus, HMG had outstanding options and warrants exercisable for approximately 6,357,587 shares of common stock. Likewise, on the date of this prospectus, HMG had outstanding debentures and notes convertible into up to 4,546,325 shares of common stock. This includes the maximum number of shares, offered by this prospectus, that may be issued and sold upon the conversion of the convertible notes held by the selling stockholder. If the holders of a large number of these securities elect to exercise them for or convert them into common stock and then sell the shares of common stock they acquire, the market price of our common stock could decline. Sales by existing stockholders of a large number of shares at any one time could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. Moreover, the mere possibility that these sales could be made in the future may result in the same effect even if these sales are not actually made.


The selling stockholder's right to convert convertible notes into shares of our common stock according to a formula may reduce the market price of our common stock and dilute your ownership interest in HMG.

     Under the terms of the convertible notes, the selling stockholder has the right to convert its convertible notes into shares of our common stock at a price determined by a formula that fluctuates based on the market price of the common stock. The conversion ratio may provide the selling stockholder the ability to receive shares at a discount to the prevailing market price. We cannot predict whether there will be any effect on the market price of our common stock as a result of the conversion of the convertible notes at a discount to that market price. Moreover, the actual number of shares the selling stockholder may acquire will depend upon the market price of the common stock at the time of conversion. As the market price decreases, the number of shares the selling stockholder may obtain upon conversion increases. The sale of these shares by the selling stockholder may cause the market price to fall further, which may, in turn, enable the selling stockholder to acquire an even greater number of shares upon subsequent conversions. This may result in a dilution of your ownership interest in HMG.

If our common stock is de-listed from Nasdaq, it may be considered a "penny stock".

     SEC regulations impose additional requirements on broker-dealers when selling penny stocks to persons other than established customers and accredited investors. In general, an accredited investor is a person with assets in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse. The relevant SEC regulations generally define "penny stocks" to include any non-Nasdaq equity security with a market price (as defined in the regulations) of less than $5 per share. Under the penny stock regulations, a broker-dealer must make a special suitability determination as to the purchaser and must have the purchaser's prior written consent to the transaction. Prior to any transaction in a penny stock covered by these rules, a broker-dealer must deliver a disclosure schedule about the penny stock market prepared by the SEC. Broker-dealers must also make disclosure concerning commissions payable to both the broker-dealer and any registered representative and provide current quotations for the securities. Finally, broker-dealers are required to send monthly statements disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

     If our common stock were to be classified as a "penny stock," these rules may discourage broker-dealers from effecting transactions in our common stock or affect their ability to sell our securities. As a result, purchasers and current holders of HMG's securities could find it more difficult to sell their securities.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, but rather are based on our current expectations, assumptions, estimates and projections about us and our industry, and other beliefs and assumptions using information currently available to us. Forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following (i) general economic conditions at retail, (ii) competitive market influences, (iii) client budgetary restrictions (iv) delays in shipment of scheduled programs to clients (v) delay in or inability to expand our client base and/or (vi) the loss of, or reduction in spending of existing clients.

     Generally, words including "may," "could," "would," "should," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates," "contemplates," and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We do not have any obligation to inform you if forward-looking statements or the circumstances on which they are based change.

                                 USE OF PROCEEDS

     The shares of common stock being offered are for the account of the selling stockholder. Accordingly, HMG will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. HMG will not receive any proceeds upon the conversion of the convertible notes, but this conversion, if in full, would reduce HMG's indebtedness by $1,500,000.

                               SELLING STOCKHOLDER

     All of the shares of common stock being offered subject to this prospectus are being offered by the selling stockholder named in the table below. The number of shares listed in the table as offered represents the maximum number of shares that may be acquired by the selling stockholder upon conversion of the convertible notes. As described below, the number of shares of common stock that the selling stockholder may actually acquire upon conversion may be less than the maximum. The selling stockholder will determine the actual number of shares of common stock that it will offer to sell, which may depend upon a number of factors, including the market price of the common stock at the time of sale.


      The maximum aggregate number of shares of common stock issuable upon conversion of the convertible notes is 2,595,000, all of which are being offered under this prospectus. The maximum number includes any shares that may be issued in payment of interest on the convertible notes. As of the date of this prospectus, none of the convertible notes have been converted into common stock.

     The convertible notes may be converted at a price of based on the average of the two lowest last reported bid prices for the common stock on the Nasdaq SmallCap Market during the 30 trading days preceding, but excluding, the date of conversion. The maximum conversion price is $9.60 per share. However, if the selling stockholder requests conversion of the convertible notes at a conversion price of $2.50 per share or less, we have the right to redeem the convertible notes at 110% of their par value plus any accrued but unpaid interest.

     The number of shares of common stock issuable upon conversion of the convertible notes will increase as the market price of the common stock decreases, as long as the stock trades below $9.60. Also, as a result of this formula, the conversion price of the convertible notes could be substantially below the market price of the common stock on the date of conversion. To the extent that any portion of the convertible notes is converted and the resulting common stock is sold, the market price of the common stock could decrease due to the additional shares in the market. This, in turn, could lead to a proportionately greater amount of common stock being issuable upon subsequent conversion of the convertible notes. The result could be a substantial dilution to the interests of other holders of common stock, whether or not the shares of common stock issued upon conversion are sold following conversion.

     If the maximum number of 2,595,000 shares were to be issued upon conversion of the convertible notes and in payment of interest on the convertible notes and there remains any unconverted principal amount of the convertible notes, the interest rate on the remaining principal amount would be increased to 15% per annum and would be payable in cash.


     The table below contains information furnished by the selling stockholder concerning the beneficial ownership of common stock of the selling stockholder as of the date of this prospectus. The shares offered relate relate exclusively to the selling stockholder's holding of those convertible notes acquired in March 2000. The selling stockholder also holds additional convertible notes from a transaction that was described in HMG's registration statement on Form S-3, file number 333-77679, which was filed on May 4, 1999. As of the date of this prospectus, the remaining balance of the previously acquired convertible notes held by the selling stockholder is $3.0 million. The balance of the previously acquired convertible notes are currently convertible into a maximum of 1,461,325 shares of HMG's common stock, subject to the limitation described in the paragraph immediately following the table.


     We have assumed that the selling stockholder will sell the maximum number of shares of common stock into which the newly acquired convertible notes could potentially be converted based upon the conversion terms and limitations applicable to the convertible notes. The actual number of shares of common stock that the selling stockholder would receive upon conversion of its convertible notes is likely to be lower than as shown in the table. Based on the current conversion price at the date of this prospectus, conversion of the convertible notes would result in the selling stockholder owning substantially fewer shares of common stock than as reflected below. The table also does not reflect the limitations on conversion of the convertible notes described in the two paragraphs immediately following the table.


                                                          SHARES OF
                      SHARES OF                        COMMON STOCK OWNED
                    COMMON STOCK       SHARES OF       AFTER OFFERING
                        OWNED          COMMON  STOCK   ------------------
                  BEFORE OFFERING      OFFERED         NUMBER     PERCENT
                  ---------------      -------------   ------     -------

 Societe Generale     4,056,325          2,595,000     1,461,325    4.9%

     The convertible notes provide that they are convertible only to the extent that, upon conversion, the selling stockholder and its affiliates would beneficially own not more than 4.9% of the outstanding shares of common stock of HMG. HMG may not waive this 4.9% ceiling on the number of shares that may be beneficially owned by the selling stockholder and its affiliates. This 4.9% limitation also applies to the selling stockholder's previously acquired convertible notes, so that a partial conversion of the new notes and the old notes cannot accidentally defeat the limit. Additionally, the selling stockholder and its affiliates may only convert any combination of convertible securities if the total number of shares received from all conversions during the previous 61 days does not exceed 9.9% of HMG's outstanding shares. This 9.9% limitation is intended to restrict the number of times within 61 days that the selling stockholder can convert securities into HMG's common stock, sell those shares of common stock and then convert additional securities into common stock up to the 4.9% maximum.


     The selling stockholder may convert convertible notes into common stock in accordance with the following timetable:

o 25% of the original principal amount of the convertible notes during the first 75 days following the issuance of the convertible notes, which took place on March 15, 2000;

o an aggregate of 50% of the original principal amount of the convertible notes through the 150th day following their issuance;

o an aggregate of 75% of the original principal amount of the convertible notes through the 225th day following their issuance; and

o    after that time, any remaining convertible notes.


     Under an agreement between HMG and the selling stockholder, HMG has agreed
(i) to file the registration statement of which this prospectus is a part for the purpose of registering the potential resale of the shares issuable upon conversion of the convertible notes, (ii) to bear all expenses of the registration and sale of the shares, other than any underwriting discounts and conversions and (iii) to indemnify the selling stockholder against some liabilities.

     The selling stockholder has provided financing to HMG during the past three years. The selling stockholder $3.0 million of the previously acquired convertible notes, convertible into a maximum of 1,461,325 shares of HMG's common stock, as referred to above. The selling stockholder does not have, and within the past three years has not had, any other material relationship with HMG or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

     The selling stockholder may offer and sell from time to time under this prospectus the shares received by the selling stockholder upon conversion of convertible notes. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. To the extent required, we may amend and supplement this prospectus to describe a specific plan of distribution.

     The selling stockholder may sell the shares covered by this prospectus by several possible means. These include, but are not limited to, one or any combination of the types of transactions described in the following list and paragraphs:

o on the Nasdaq SmallCap Market or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;

o a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;

o    an over-the-counter distribution under the rules of the Nasdaq SmallCap
     Market;

o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

o    in privately negotiated transactions.

     In addition to the list above, the selling stockholder may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with that selling stockholder. The selling stockholder may also sell our common stock short and redeliver the shares to close out short positions.

     The selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions that require that selling stockholder to deliver the shares offered in this prospectus, and, in turn, the broker-dealer or other financial institution may resell those shares under this prospectus, as supplemented or amended to reflect the applicable transaction.

     The selling stockholder may pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may sell the pledged shares of common stock under this prospectus, as supplemented or amended to reflect the applicable transaction. In addition, any shares of common stock that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

     The selling stockholder may sell shares of common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of shares of common stock for whom those broker-dealers may act as agent or to whom they sell as principal or both. This compensation might be in excess of customary commissions. Market makers and block purchasers that purchase the shares of common stock will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations these acts.

     The selling stockholder may sell all or any part of the shares of common stock through an underwriter. HMG is not aware of any agreement the selling stockholder may have entered into with a prospective underwriter and there is no assurance that the selling stockholder will enter into any agreement with a prospective underwriter. If the selling stockholder enters into an agreement or agreements with a prospective underwriter, the relevant details will be set forth in a supplement or revisions to this prospectus.

      To comply with the securities laws of some states, the shares of common stock must be sold in some jurisdictions only through registered or licensed brokers or dealers. Also, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance with that requirement.

     We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholder and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and we informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered under this prospectus.

     At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     HMG anticipates that the selling stockholder will offer for sale all of the shares being registered, to the extent that those shares are issued to the selling stockholder upon conversion of its convertible notes. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, any sales, or the possibility of sales, may depress the market price of the common stock.

     HMG will bear all costs and expenses of the registration of the selling shareholder's shares under the Securities Act and state securities laws. However, the selling shareholder will bear all underwriting and brokerage commissions and underwriting expenses, if any, attributable to the sale of its shares.

     We have indemnified the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. We will bear all expenses in connection with the registration and sales of the shares of common stock being offered by the selling stockholder, other than any underwriting discounts and selling commissions.

                                  LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock being offered by this prospectus will be passed upon for HMG by Parker Duryee Rosoff & Haft, a Professional Corporation, New York, New York. Parker Duryee Rosoff & Haft owns 50,000 shares of HMG's common stock. Herbert F. Kozlov, a director of HMG, is a member of this firm. Mr. Kozlov beneficially owns 515,476 shares of common stock as of May 10, 2000.

                                     EXPERTS

     The consolidated financial statements included in HMG's annual report on Form 10-K for the year ended December 31, 1999, which are incorporated in this prospectus by reference, have been audited by Friedman Alpren & Green LLP, independent certified public accountants, as indicated in their report. The consolidated financial statements are incorporated in this prospectus by reference in reliance on the report of Friedman Alpren & Green LLP, given on the authority of that firm as experts in accounting and auditing.

                        ADDITIONAL INFORMATION ABOUT HMG

     HMG files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any of the information on file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

     HMG has filed with the SEC a registration statement on Form S-3 with respect to the common stock that may be sold under this prospectus. This prospectus does not contain all of the information set forth in that registration statement, certain parts of which are not included in accordance with the rules and regulations of the SEC. Copies of that registration statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows a company to "incorporate by reference" information it files with the SEC, which means that HMG can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that HMG files later with the SEC will automatically update and supersede this information. HMG incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the shares offered under this prospectus are sold.

     (a) HMG's annual report on Form 10-K for the fiscal year ended December 31, 1999;

     (b) HMG's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000;


     (c) HMG's current reports on Form 8-K, filed on June 22, 2000 and June 28, 2000; and

     (d) HMG's Registration Statement on Form 8-A (with respect to the description of the common stock).


     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You can request, and HMG will send to you, without charge, copies of documents that are incorporated by reference in this prospectus but that are not delivered to you (other than exhibits to such documents that are not specifically incorporated by reference). You may request these copies by writing or telephoning HMG at: HMG Worldwide Corporation, 475 Tenth Avenue, New York, New York 10017, attention: Robert V. Cuddihy, telephone number (212) 736-2300.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth HMG's estimates of the expenses to be incurred by it in connection with the registration and sale of the common stock being offered hereby:

     SEC Registration Fee ......................................... $   460
     Printing registration statement and other documents...........   1,000
     Legal fees and expenses.......................................  15,000*
     Accounting fees and expenses..................................   2,500*
     Miscellaneous expenses........................................   4,000*
                                                                    -------
                        Total:                                      $22,960
                                                                    =======

----------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Articles 8 and 9 of the Certificate of Incorporation of HMG Worldwide Corporation ("Registrant") provide that Registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify pursuant thereto. Pursuant to Section 145 of the Delaware General Corporation Law, Registrant has the power, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and judgments against, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The Company has purchased a policy of insurance for benefit of itself and its directors and officers against liability incurred by them in the performance of their duties as directors or officers of Registrant. The approximate amount of the annual premium charged in respect of this policy on account of directors' and officers' liability is approximately $75,000. The premiums are paid by Registrant. The aggregate amount of coverage under the policy is $2,000,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER  DESCRIPTION OF EXHIBIT
------  ----------------------

4.01    Specimen Certificate representing the Common Stock*

4.02    Form of Convertible Note**


4.03    Form of Securities Purchase Agreement**


4.04    Form of Registration Rights Agreement**

5.01    Opinion of Parker Duryee Rosoff & Haft
23.01   Consent of Friedman Alpren & Green LLP
23.02   Consent of Parker Duryee Rosoff & Haft (included in Exhibit
            5.01 hereof)
24.01   Power of attorney (included in the signature page of Part II of this
            Registration Statement)

----------
* Filed with the Company's Registration Statement on Form S-2 (File No. 33-26153), and incorporated herein by reference.



**   Filed with Amendment No. 1 to this Form S-3, filed on June 27, 2000.


Item 17. Undertakings.

     The undersigned company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of HMG's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of HMG pursuant to Item 15 of Part II of the Registration Statement, or otherwise, HMG has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HMG of expenses incurred or paid by a director, officer or controlling person of HMG in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HMG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 6, 2000.


                               HMG WORLDWIDE CORPORATION


                               By: /s/ Robert V. Cuddihy, Jr.
                                  --------------------------------
                                  ROBERT V. CUDDIHY, JR.
                                  CHIEF FINANCIAL OFFICER


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Wahl and Robert V. Cuddihy, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them without the other, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

        Signature                        Title                        Date
        ---------                        -----                        ----


/s/ Michael Wahl
----------------------------     Chairman of the Board,           July 6, 2000
MICHAEL WAHL                       and Director




/s/ Andrew Wahl
----------------------------     Chief Executive Officer          July 6, 2000
ANDREW WAHL                        and Director




/s/ Robert V. Cuddihy, Jr.,
----------------------------     Executive Vice President,        July 6, 2000
ROBERT V. CUDDIHY, JR.             Principal Accounting and
                                   Chief Financial Officer
                                   and Chief Information
                                   Officer and Director




/s/ L. Randy Riley
----------------------------     President, Chief Operating       July 6, 2000
L. RANDY RILEY                     Officer and Director




/s/ Herbert F. Kozlov
----------------------------     Director                         July 6, 2000
HERBERT F. KOZLOV